UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2025

FREIGHT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38172	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Timberloch Place, Suite 500, The Woodlands, TX	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (773) 905-5076

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	FRGT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previous disclosed on January 13, 2024, Freight Technologies, Inc. (the “Company”) was notified by the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company no longer satisfied the minimum $2,500,000 stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b) (the “Equity Rule”). The Company thereafter timely submitted a plan for the Staff’s review and requested an extension to regain compliance with the Equity Rule, through April 14, 2025.

As disclosed on February 3, 2025, on that date the Company completed the sale of 1,540,832 Series A4 preferred shares to a purchaser for $2,970,000 in net proceeds. As disclosed on April 1, 2025, on March 31, 2025, the Company also completed the sale of 2,311,248 Series A4 preferred shares of the Company to a purchaser for a total purchase price of approximately $5,200,000 paid via 11,300,000 FET Tokens. As a result of these transactions, and as of the date of this filing, the Company believes it has stockholders’ equity of at least $2,500,000.

The Company must await Nasdaq’s formal confirmation that it has evidenced compliance with the Equity Rule. Furthermore, if deemed compliant, Nasdaq will continue to monitor the Company to ensure its ongoing compliance with the Equity Rule and, if at the time of filing of the Company’s next periodic financial statements the Company does not evidence compliance with the Equity Rule, the Company may be subject to delisting from Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2025	Freight Technologies, Inc.

/s/ Javier Selgas
	Name:	Javier Selgas
	Title:	Chief Executive Officer